Exhibit 15.1

AWARENESS LETTER OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

December 8, 2025

The Board of Directors and Shareholders of

The Boeing Company

929 Long Bridge Drive

Arlington, VA 22202

We are aware that our reports dated April 23, 2025, July 29, 2025, and October 29, 2025 on our review of interim financial information of The Boeing Company and subsidiaries appearing in The Boeing Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025, and September 30, 2025, respectively, are incorporated by reference in this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement No. 333-281498 on Form S-4.

/s/ Deloitte & Touche LLP

Seattle, Washington